Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the pending merger of Faiveley Transport S.A. (“Faiveley”) and Westinghouse Air Brake Technologies Corporation (the “Company” or “Wabtec”), including new credit arrangements (the “Acquisition”). On October 6, 2015, the Company announced that it entered into the Share Purchase Agreement to acquire from members of the Faiveley family approximately 51% of Faiveley, which was subsequently amended on October 24, 2016 (the “Share Purchase Agreement”). We also entered into the Tender Offer Agreement with Faiveley on October 6, 2015, which was subsequently amended on October 24, 2016.

Under the Share Purchase Agreement, we agreed to purchase approximately 51% of Faiveley’s shares from members of the Faiveley family for €100 per share, payable between 25% and 45% in cash and 55% in our common stock (the “Faiveley Family Share Purchase”). Upon completing the Faiveley Family Share Purchase, we will commence a tender offer for the remaining publicly traded Faiveley shares (the “Tender Offer”) pursuant to the Tender Offer Agreement. Faiveley’s public shareholders will have the option to elect to receive €100 per share in cash or our common stock. The total purchase price for the Acquisition is approximately $1.7 billion, including assumed debt and net of cash acquired. Assuming that (i) the Faiveley family elects to receive 45% of its consideration in cash and (ii) all remaining outstanding shares of Faiveley are purchased in the Tender Offer for cash, we intend to use the net proceeds of new credit arrangements, together with approximately $336 million of cash on hand (including approximately $206 million which has been placed in escrow) and approximately $568 million of additional borrowings under our existing credit facilities, to pay the cash portion of the Acquisition and to refinance Faiveley’s outstanding indebtedness. To the extent that (i) the Faiveley family elects to receive less than 45% of its consideration in cash, (ii) Faiveley’s public shareholders elect to receive consideration in common stock in accordance with the terms of the Tender Offer or (iii) Faiveley has less outstanding indebtedness upon completion of the Acquisition, we will use less cash on hand or borrow less funds under our existing credit facilities to pay the cash portion of the Acquisition and to refinance Faiveley’s outstanding indebtedness.

Closing of the Acquisition is subject to various customary conditions, including completion of remaining regulatory requirements. On October 4, 2016, we announced that we and Faiveley received conditional clearance for the Acquisition from the European Commission. This approval is conditional upon a commitment to divest Faiveley Transport Gennevilliers (“FTG”), the sintered brake material activity of Faiveley. Completion of the Acquisition remains subject to the approval by the European Commission of the buyer of FTG. Regulatory clearance for the Acquisition in the United States, where both companies continue to cooperate with the U.S. Department of Justice to obtain approval, remains ongoing, but it is believed that approval will be conditional upon a commitment to complete an additional divestiture. The aggregate annual revenue of FTG and the other divested entity is approximately €78 million. The completion of the Faiveley Family Share Purchase is expected to occur in the fourth quarter of 2016. There can be no assurance that these regulatory approvals will be obtained on the terms described or at all or that the Acquisition will be completed.

The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2016, and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2016, and the year ended December 31, 2015, (collectively, the “Pro Forma Statements”) have been prepared in compliance with the requirements of SEC Regulation S-X using accounting policies in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and Faiveley’s historical consolidated financial statements as adjusted to give effect to the Company’s acquisition of Faiveley and the additional financing transactions mentioned above. The Company’s fiscal year end is December 31st. Faiveley’s fiscal year end is March 31st. The Faiveley amounts included in the unaudited pro forma condensed combined balance sheet are as of March 31, 2016 and the Faiveley amounts included in the unaudited condensed combined pro forma statements of income for the six months ended June 30, 2016 and the year ended December 31, 2015 are for the six months ended March 31, 2016 and the year ended March 31, 2016, respectively. Given that the fiscal year-end of Faiveley is within 93 days of Wabtec’s, in accordance with Article 11 of Regulation S-X, the historical financial statements of each entity have been combined without any conforming adjustments with respect to this difference in fiscal periods to the historical financial information of Faiveley presented in the pro forma financial information.

Accounting policies used in the preparation of the Pro Forma Statements are consistent with those disclosed in the audited consolidated financial statements of the Company as of and for the year ended December 31, 2015 and the unaudited condensed consolidated financial statements as of and for the six-months ended June 30, 2016. Faiveley prepares its consolidated financial statements in Euros and accordance with IFRS. Faiveley’s IFRS financial statements have been converted to U.S. Dollars and adjusted to conform to U.S. GAAP. Certain historical Faiveley financial statement caption amounts have been combined to conform to Wabtec’s presentation.

The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that management believes are reasonable. The notes to the Pro Forma Statements provide a discussion of how such adjustments were derived and presented in the Pro Forma Statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Pro Forma Statements. See note 5 to the Pro Forma Statements.

The Pro Forma Statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2015, the consolidated financial statements of Faiveley for the year ended March 31, 2016 and Wabtec’s interim financial statements for the six month period ended June 30, 2016, each incorporated by reference herein. The note disclosure requirements of annual consolidated financial statements provide additional disclosures to that required for pro forma condensed combined financial statements. The unaudited Pro Forma Statements give effect to the proposed Acquisition as if it had occurred on January 1, 2015, for the purposes of the unaudited pro forma condensed combined statements of income for the year ended December 31, 2015 and the six months ended June 30, 2016. The unaudited Pro Forma Statements give effect to the proposed Acquisition as if it had occurred on June 30, 2016, for the purposes of the unaudited pro forma condensed combined balance sheet. In the opinion of Wabtec’s management, these Pro Forma Statements include all material adjustments to be in accordance with Regulation S-X, Article 11.

The Pro Forma Statements are presented for illustrative purposes only and may not be indicative of the results of operations that would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future. In preparing the Pro Forma Statements, no adjustments have been made to reflect the potential operating synergies and administrative cost savings that could result from the combination of Wabtec and Faiveley operations. Actual amounts recorded upon consummation of the proposed Acquisition will differ from the Pro Forma Statements, and the differences may be material.

Westinghouse Air Brake Technologies Corporation

Pro Forma Condensed Combined Balance Sheet (Unaudited)

As of June 30, 2016

In thousands (In U.S. dollars unless otherwise indicated)

	Wabtec Historical	Faiveley Historical (IFRS) (EURO)(1)	Faiveley GAAP Adjustments (EURO)(3)	Disposal of FT Entities (EURO)(4)	Faiveley Pro Forma (EURO)(6)	Faiveley Pro Forma(2)	Pro Forma Adjustments(5)	Notes		Pro Forma Combined Wabtec/FT
			Note (5c)	Note (5o)
Assets
Current Assets
Cash and cash equivalents	$302,935	€236,069	€—	€(3,483)	€232,586	$255,845	$(130,000)	5	(a)	$428,780
Accounts receivable	440,900	256,031	—	(13,822)	242,209	266,430	—			707,330
Unbilled accounts receivables	145,451	123,425	(3,100)	28	120,353	132,388	—			277,839
Inventories	493,442	161,222	—	(6,575)	154,647	170,112	5,088	5	(n)	668,642
Deposit in Escrow	206,212	—	—	—	—	—	(206,212)	5	(b)	—
Deferred income taxes	75,705	—	6,033	—	6,033	6,636	—			82,341
Other current assets	35,713	59,456	—	—	59,456	65,402	—			101,115

Total current assets	1,700,358	836,203	2,933	(23,852)	815,284	896,813	(331,124)			2,266,047
Property, plant and equipment	730,050	307,564	—	(17,403)	290,161	319,177	(190,489)	5	(d)	858,738
Accumulated depreciation	(381,400)	(229,884)	—	12,443	(217,441)	(239,185)	239,185	5	(d)	(381,400)

Property, plant and equipment, net	348,650	77,680	—	(4,960)	72,720	79,992	48,696			477,338
Other Assets
Goodwill	860,027	688,572	—	(43,649)	644,923	709,415	518,508	5	(e)	2,087,950
Other intangibles, net	430,331	63,565	(16,852)	(10,469)	36,244	39,868	545,447	5	(f)	1,015,646
Other noncurrent assets	39,830	85,915	—	10,768	96,683	106,351	9,322			155,503

Total other assets	1,330,188	838,052	(16,852)	(43,350)	777,850	855,634	1,073,277			3,259,099

Total Assets	$3,379,196	€1,751,935	€(13,919)	€(72,162)	€1,665,854	$1,832,439	$790,849			$6,002,484

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$305,160	€172,290	€—	€(5,769)	€166,521	$183,173	$—			$488,333
Customer deposits	110,968	158,698	—	—	158,698	174,568	—			285,536
Accrued compensation	62,062	72,338	—	(1,196)	71,142	78,256	—			140,318
Accrued warranty	77,566	46,171	—	(314)	45,857	50,443	—			128,009
Current portion of long-term debt	115	57,682	—	—	57,682	63,450	(63,450)	5	(g)	115
Other accrued liabilities	108,681	100,710	(998)	(1,119)	98,593	108,452	—			217,133

Total current liabilities	664,552	607,889	(998)	(8,398)	598,493	658,342	(63,450)			1,259,444
Long-term debt	744,139	360,930	—	(303)	360,627	396,690	916,747	5	(g)	2,057,576
Reserve for postretirement and pension benefits	56,487	42,195	—	(475)	41,720	45,892	—			102,379
Deferred income taxes	145,572	51,120	—	(181)	50,939	56,033	240,670	5	(h)	442,275
Accrued warranty	18,780	—	—	—	—	—	—			18,780
Other long term liabilities	23,827	941	—	—	941	1,035	—			24,862

Total liabilities	1,653,357	1,063,075	(998)	(9,357)	1,052,720	1,157,992	1,093,967			3,905,316
Shareholders’ Equity
Preferred stock	—	—	—	—	—	—	—			—
Common stock	1,323	14,614	—	—	14,614	16,075	(16,075)	5	(i)(m)	1,323
Additional paid-in capital	466,553	97,305	—	—	97,305	107,036	170,386	5	(m)	743,975
Treasury stock	(905,877)	—	—	—	—	—	108,533	5	(m)	(797,344)
Retained earnings	2,450,884	545,618	(12,921)	(40,128)	492,569	541,826	(566,826)	5	(i)	2,425,884
Accumulated other comprehensive loss	(290,346)	(785)	—	—	(785)	(864)	864	5	(i)	(290,346)

Total Wabtec shareholders’ equity	1,722,537	656,752	(12,921)	(40,128)	603,703	664,073	(303,118)			2,083,492
Non-controlling interest (minority interest)	3,302	32,108	—	(22,677)	9,431	10,374	—			13,676

Total shareholders’ equity	1,725,839	688,860	(12,921)	(62,805)	613,134	674,447	(303,118)			2,097,168

Total Liabilities and Shareholders’ Equity	$3,379,196	€1,751,935	€(13,919)	€(72,162)	€1,665,854	$1,832,439	$790,849			$6,002,484

(1)	Represents historical Faiveley’s balance sheet as of March 31, 2016 following Wabtec’s balance sheet presentation.
(2)	Faiveley financial information was prepared in Euro and converted to U.S. Dollars using the rate of 1.10 U.S. Dollars to Euro for the purpose of the Pro Forma Combined Balance Sheet as of June 30, 2016.
(3)	Represents the adjustments to convert historical Faiveley’s financial information prepared under IFRS as adopted by the EU to US GAAP as applied by Wabtec.
(4)	Represents the removal of the historical assets and liabilities of FTG and an additional entity to Faiveley’s historical financial information as the EU clearance for the Acquisition is conditional upon the commitment to sell FTG and it is anticipated that the U.S. Department of Justice will require the disposal of the additional entity.
(5)	Represents the adjustments relating to the Preliminary purchase price allocation and the financing transactions.
(6)	Represents Faiveley historical statement of financial position as of March 31, 2016 in euro and as adjusted to follow Wabtec’s US GAAP accounting policies and excluding FT entities to be disposed of as explained in note (4).

Westinghouse Air Brake Technologies Corporation

Pro Forma Condensed Combined Statements of Income (Unaudited)

For the Six Months Ended June 30, 2016

In thousands, except per share data

(In U.S. dollars unless otherwise indicated)

	Wabtec Historical	Faiveley Historical (IFRS) (EURO)(1)	Faiveley GAAP Adjustments (EURO)(3)	Disposal of FT Entities (EURO)(4)	Faiveley Pro Forma (EURO)(7)	Faiveley Pro Forma(2)	Pro Forma Adjustments(5)	Notes		Pro Forma Combined Wabtec/FT
			Note (5c)	Note (5o)
Net sales	$1,495,632	€572,375	€12,400	€(37,506)	€547,269	$607,469	$—			$2,103,101
Cost of sales	(1,003,063)	(422,959)	(11,200)	28,575	(405,584)	(450,198)	(790)	5	(d)	(1,454,051)

Gross profit	492,569	149,416	1,200	(8,931)	141,685	157,271	(790)			649,050
Selling, general and administrative expenses	(170,361)	(80,048)	—	1,846	(78,202)	(86,804)	9,405	5	(j)	(247,760)
Engineering expenses	(35,982)	(9,804)	(1,994)	979	(10,819)	(12,009)	—			(47,991)
Amortization expense	(10,761)	(2,854)	—	—	(2,854)	(3,168)	(2,983)	5	(f)	(16,912)

Total operating expenses	(217,104)	(92,706)	(1,994)	2,825	(91,875)	(101,981)	6,422			(312,663)
Income from operations	275,465	56,710	(794)	(6,106)	49,810	55,290	5,632			336,387
Interest expense, net	(9,840)	(2,577)	—	25	(2,552)	(2,833)	(19,550)	5	(k)	(32,223)
Other (expense) income, net	(1,075)	(15,908)	—	2,322	(13,586)	(15,080)	8,590	5	(j)	(7,565)

Income from operations before income taxes	264,550	38,225	(794)	(3,759)	33,672	37,376	(5,328)			296,599
Income tax expense	(79,902)	(10,085)	73	1,956	(8,056)	(8,942)	1,608	5	(l)	(87,236)

Net income attributable to Wabtec shareholders	$184,648	€28,140	€(721)	€(1,803)	€25,616	$28,435	$(3,720)			$209,363

Earnings Per Common Share(6)
Basic
Net income attributable to Wabtec shareholders	$2.03									$2.19

Diluted
Net income attributable to Wabtec shareholders	$2.02									$2.17

Weighted average shares outstanding
Basic	90,832						4,776	5	(m)	95,608

Diluted	91,628						4,776	5	(m)	96,404

(1)	Represents historical Faiveley’s income statement for the six months ended March 31, 2016, following Wabtec’s income statement presentation.
(2)	Faiveley financial information was prepared in Euro and converted to U.S. Dollars using the rate of 1.11 U.S. Dollars to Euro for the purpose of the Pro Forma Combined Statements of Income for the six-months ended June 30, 2016.
(3)	Represents the adjustments to convert historical Faiveley’s financial information prepared under IFRS as adopted by the EU to US GAAP as applied by Wabtec.
(4)	Represents the removal of the historical results of operations of FTG and an additional entity to Faiveley’s historical financial information as the EU clearance for the Acquisition is conditional upon the commitment to sell FTG and it is anticipated that the U.S. Department of Justice will require the disposal of the additional entity.
(5)	Represents the adjustments relating to the Preliminary purchase price allocation and the financing transactions.
(6)	See Note 11 of the Company’s most recent Quarterly Report on Form 10-Q for calculation of the Company’s Earnings Per Share.
(7)	Represents Faiveley historical statement of income for the six months ended March 31, 2016 in euro and as adjusted to follow Wabtec’s US GAAP accounting policies and excluding FT entities to be disposed of as explained in note(4).

Westinghouse Air Brake Technologies Corporation

Pro Forma Condensed Combined Statements of Income (Unaudited)

For the Year Ended December 31, 2015

In thousands, except per share data

(In U.S. dollars unless otherwise indicated)

	Wabtec Historical	Faiveley Historical (IFRS) (EURO)(1)	Faiveley GAAP Adjustments (EURO)(3)	Disposal of FT Entities (EURO)(4)	Faiveley Pro Forma (EURO)(7)	Faiveley Pro Forma(1)(2)	Pro Forma Adjustments(5)	Notes		Pro Forma Combined Wabtec/FT
			Note (5c)	Note (5o)
Net sales	$3,307,998	€1,105,184	€3,700	€(78,166)	€1,030,718	$1,144,097	$—			$4,452,095
Cost of sales	(2,260,182)	(824,062)	(1,400)	59,167	(766,295)	(850,587)	(1,579)	5	(d)	(3,112,348)

Gross profit	1,047,816	281,122	2,300	(18,999)	264,423	293,510	(1,579)			1,339,747
Selling, general and administrative expenses	(347,373)	(152,238)	—	3,749	(148,489)	(164,823)	3,383	5	(j)	(508,813)
Engineering expenses	(71,213)	(18,405)	(3,115)	1,718	(19,802)	(21,980)	—			(93,193)
Amortization expense	(21,663)	(4,163)	—	—	(4,163)	(4,621)	(7,681)	5	(f)	(33,965)

Total operating expenses	(440,249)	(174,806)	(3,115)	5,467	(172,454)	(191,424)	(4,298)			(635,971)
Income from operations	607,567	106,316	(815)	(13,532)	91,969	102,086	(5,877)			703,776
Interest expense, net	(16,888)	(7,040)	—	55	(6,985)	(7,753)	(39,653)	5	(k)	(64,294)
Other (expense) income, net	(5,311)	(26,797)	—	5,170	(21,627)	(24,006)	17,308	5	(j)	(12,009)

Income from operations before income taxes	585,368	72,479	(815)	(8,307)	63,357	70,327	(28,222)			627,473
Income tax expense	(186,740)	(21,189)	66	4,233	(16,890)	(18,748)	10,672	5	(l)	(194,816)

Net income attributable to Wabtec shareholders	$398,628	€51,290	€(749)	€(4,074)	€46,467	$51,579	$(17,550)			$432,657

Earnings Per Common Share(6)
Basic
Net income attributable to Wabtec shareholders	$4.14									$4.28

Diluted
Net income attributable to Wabtec shareholders	$4.10									$4.24

Weighted average shares outstanding
Basic	96,074						4,776	5	(m)	100,850

Diluted	97,006						4,776	5	(m)	101,782

(1)	Represents historical Faiveley’s income statement for the year ended March 31, 2016, following Wabtec’s income statement presentation.
(2)	Faiveley financial information was prepared in Euro and converted to U.S. Dollars using the rate of 1.11 U.S. Dollars to Euro for the purpose of the Pro Forma Combined Statements of Income for the year ended December 31, 2015.
(3)	Represents the adjustments to convert historical Faiveley’s financial information prepared under IFRS as adopted by the EU to US GAAP as applied by Wabtec.
(4)	Represents the removal of the historical assets and liabilities of FTG and an additional entity to Faiveley’s historical financial information as the EU clearance for the Acquisition is conditional upon the commitment to sell FTG and it is anticipated that the U.S. Department of Justice will require the disposal of the additional entity.
(5)	Represents the adjustments relating to the Preliminary purchase price allocation and the financing transactions.
(6)	See Note 12 of the Company’s most recent Annual Report on Form 10-K for calculation of the Company’s Earnings Per Share.
(7)	Represents Faiveley historical statement of income for the year ended March 31, 2016 in euro and as adjusted to follow Wabtec’s US GAAP accounting policies and excluding FT entities to be disposed of as explained in note (4).

Westinghouse Air Brake Technologies Corporation

Notes to the Pro Forma Statements (Unaudited)

(Expressed in U.S. Dollars, unless otherwise indicated)

1.	Description of the transaction

Wabtec plans to acquire all of the issued and outstanding shares of Faiveley under the terms of the Share Purchase Agreement and the Tender Offer Agreement. Faiveley is a leading global provider of value-added, integrated systems and services for the railway industry. Faiveley supplies railway manufacturers, operators and maintenance providers with a range of valued-added, technology-based systems and services in Energy & Comfort (air conditioning, power collectors and converters, and passenger information), Access & Mobility (passenger access systems and platform doors), and Brakes & Safety (braking systems and couplers). Upon completion of the Acquisition, Faiveley will become a subsidiary of Wabtec. The Acquisition has not yet been consummated and may not close on these terms, if at all.

The transaction has been structured in three steps:

•	Wabtec made an irrevocable offer to the owners of approximately 51% of Faiveley’s shares for a purchase price of €100 per share payable in cash or equity.

•	Upon completion of required labor group consultations, on October 6, 2015, the 51% shareholders entered into a definitive share purchase agreement, which was amended on October 24, 2016, and Faiveley entered into the Tender Offer Agreement with Wabtec.

•	Upon completing the share purchase under the Share Purchase Agreement, Wabtec will commence a tender offer for the remaining publicly traded Faiveley shares. The public shareholders will have the option to elect to receive €100 per share in cash or Wabtec common stock. Wabtec intends to delist Faiveley from Euronext after the Tender Offer if minority interests represent less than 5%.

The total purchase price offered is approximately $1.7 billion, including assumed debt net of cash acquired. Wabtec plans to fund the cash portion of the transaction with cash on hand (including cash held in escrow), existing credit facilities and new credit arrangements. Prior to December 31, 2015, Wabtec set aside €186.9 million ($206.2 million) as an escrow deposit for the Faiveley purchase.

2.	Basis of presentation

The Acquisition is accounted for as a business combination using the acquisition method in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 805, Business Combinations. As the acquirer for accounting purposes, Wabtec has estimated the fair value of Faiveley’ s assets acquired and liabilities assumed and conformed the accounting policies of Faiveley to its own accounting policies.

The pro forma purchase price allocation is subject to change based on the finalization of purchase price adjustments and completion of management’s assessment of the fair values of the assets and liabilities acquired. Due to the timing of the announcement of the Acquisition and the fact that the Acquisition has not yet closed, Wabtec has not completed the final valuation necessary to determine the acquisition date fair market value of Faiveley’s net assets. The unaudited pro forma condensed combined balance sheet includes a preliminary allocation of the purchase price to reflect the estimated fair value of those assets and liabilities. Upon completion of the Acquisition, or as more information becomes available, Wabtec will complete a more detailed review of the preliminary allocation of the purchase price to reflect the acquisition date fair value of those assets and liabilities. As a result of that review, more information could become available that, when analyzed, could have a material impact on the Pro Forma Statements.

Estimated transaction costs of approximately $65 million have been charged against retained earnings and cash in the unaudited pro forma condensed combined balance sheet but have not been reflected in the pro forma consolidated statements of income on the basis that these expenses are directly incremental to the Acquisition but are nonrecurring in nature.

3.	Preliminary purchase price allocation

The Acquisition will be accounted for as a business combination in accordance with Financial Accounting Standards Board ASC 805, Business Combinations. Under the acquisition method of accounting, we allocated purchase price to the tangible and intangible net assets acquired based on the preliminary estimated fair values as of the assumed date of the Acquisition.

Wabtec has performed a preliminary valuation analysis of the fair market value of Faiveley’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Cash	$250,845
Accounts receivable	266,430
Unbilled accounts receivables	132,388
Inventories	175,200
Other current assets	65,402
Property, plant and equipment	128,688
Goodwill	1,227,971
Other intangibles, net	585,315
Other noncurrent assets	115,673
Accounts payable	(183,173)
Customer deposits	(174,568)
Other accrued liabilities	(237,151)
Long-term debt	(460,140)
Other long-term liabilities	(46,927)
Deferred tax liabilities, net	(290,067)
Minority Interest	(10,374)

Total consideration	$1,545,512

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the Pro Forma Statements. The final purchase price allocation will be determined when Wabtec has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names and customer relationships as well as goodwill and (3) other changes to assets and liabilities.

4.	Financing transactions

Wabtec believes that the Acquisition will be funded through a combination of cash on hand of $336 million (including cash held in escrow), additional borrowings under the $700 million amended revolving credit facility, $400 million from a new term loan, $750 million from new credit arrangements and the issuance of Wabtec common stock valued at approximately $386 million.

Wabtec expects to repay the $460 million of Faiveley long-term debt upon closing of the Family Share Purchase, which is expected to result in $2,063 million of borrowings outstanding under Wabtec’s debt facilities. Pro forma cash balance and retained earnings have been adjusted for the estimated transaction costs not reflected in the pro forma consolidated statements of income on the basis that these expenses are directly incremental to the Acquisition but are non-recurring in nature.

5.	Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Statements:

a.	Represents the use of Wabtec cash on hand of $130 million related to the purchase.

b.	Represents the use of funds held in escrow of $206 million related to the purchase

c.	Reflects adjustments to Faiveley’s historical IFRS financial statements for differences compared to U.S. GAAP in the accounting for recognition of revenue under long-term contracts and for the accounting related to research and development expenditures which are labeled Engineering expenses in the pro forma condensed combined statements of Income.

d.	Reflects the adjustment of $48.7 million to increase the basis in the acquired property, plant and equipment to estimated fair value of $128.7 million. The estimated useful lives range from four to thirty years. The fair value and useful life calculations are preliminary and subject to change after Wabtec finalizes its review of the specific types, nature, age, condition and location of Faiveley’s property, plant and equipment. The following table summarizes the changes in the estimated depreciation expense (in thousands):

	Year Ended	Six Months Ended
	December 31, 2015	June 30, 2016
Estimated depreciation expense	$15,676	$7,964
Historical depreciation expense	(14,098)	(7,175)

Pro forma adjustments to depreciation expense	$1,578	$789

e.	Reflects adjustment to remove Faiveley’s historical goodwill of $709.4 million and record goodwill associated with the acquisition of $1,228.0 million as shown in Note 3.

f.	Reflects the adjustment of historical intangible assets acquired by Wabtec to their estimated fair values. As part of the preliminary valuation analysis, Wabtec identified intangible assets, including trade names, and customer relationships. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows.

The following table summarizes the estimated fair values of Faiveley’s identifiable intangible assets and their estimated useful lives, and their amortization on a linear basis (in thousands):

			Amortization
	Estimated Fair Value	Estimated Useful Life in Years	Year Ended December 31, 2015	Six Months Ended June 30, 2016
Trade Names	$339,267	indefinite	$—	$—
Customer Relationships	246,048	20	12,302	6,151

	$585,315		12,302	6,151

Historical amortization expense			(4,621)	(3,168)

Pro forma adjustments to amortization expense			$7,681	$2,983

g.	Reflects the new debt incurred to finance the acquisition of Faiveley, minus the effects of extinguishing Faiveley’s outstanding debt upon completion of the acquisition. The net increase to debt includes (in thousands):

Issuance of net debt, net of debt issuance costs of $5.0 million	$1,313,437
Decrease for extinguishment of existing Faiveley debt	(460,140)

Pro forma adjustment to debt	$853,297

The effect of a 1/8 percent variance in the interest rate related to variable rate debt would impact pro forma income from operations before income taxes by $0.9 million and $0.5 million for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

h.	Adjusts the deferred tax liabilities resulting from the acquisition. The estimated increase in deferred tax liabilities to $240.7 million stems primarily from the fair value adjustments for non-deductible intangible assets as well as long life amortizable intangibles. The average estimated tax applied is 34.7%. This estimate of deferred income tax balances is preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

i.	Represents the elimination of the historical equity of Faiveley.

j.	Reflects the elimination of certain incurred costs directly related to the Acquisition which will not have a recurring impact on operations.

k.	Represents the net increase to interest expense resulting from interest on the new term debt to finance the acquisition of Faiveley and the amortization of related debt issuance costs, as follows (in thousands):

	Year	Six-months
	Ended	Ended
	December 31, 2015	June 30, 2016
Elimination of interest expense and amortization of debt issuance costs - Faiveley debt	$(7,753)	$(2,833)
Interest expense on new debt	46,906	22,133
Amortization of new debt issuance costs	500	250

Pro forma adjustments to interest expense	$39,653	$19,550

l.	Reduction of income taxes related to pro forma adjustments is based upon the statutory rate of 32.0% and 30.3% for the pro forma periods ending December 31, 2015 and June 30, 2016, respectively.

m.	Represents the issuance of 4,775,488 common shares to finance the acquisition.

n.	Represents the estimated adjustment to step up Faiveley’s finished goods and work in process inventory to a fair value of approximately $66.3 million, an increase of $5.1 million from the carrying value. The fair value calculation is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the acquisition, the step-up in inventory fair value of $5.1 million will increase cost of sales over approximately 12 months as the inventory is sold. This increase is not reflected in the unaudited pro forma condensed combined statements of income because it does not have a continuing impact.

o.	As a result of the regulatory approval process, certain businesses of Faiveley are subject to divestiture and accordingly have been excluded from the Pro Forma Statements.